Valmont is in the process of changing its recordkeeper of the Valmont Employee Savings Plan (VERSP) to Fidelity Investments. This notice is to inform you that you will not be able to engage in transactions in Valmont common stock during an upcoming “blackout period” that will apply to the VERSP plan. This special “Blackout Period” is imposed on directors and executive officers of Valmont by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction).

The Blackout Period is being imposed for a changeover to a new plan recordkeeper for VERSP. The Blackout Period will begin at 3:30 p.m. Eastern time on May 25, 2006 and is expected to end during the week of June 11, 2006. The actual ending date of the Blackout Period will be communicated to you at a later time. During the Blackout Period, participants in VERSP will not be able to direct or diversify investments in their VERSP accounts or obtain a loan or a withdrawal or distribution from VERSP.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, Valmont’s directors and executive officers are prohibited – during the Blackout Period – from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of Valmont acquired in connection with his or her services as a director or executive officer.

Please note the following:

• “Equity securities” is defined broadly to include Valmont’s common stock, options, and other derivatives.

• Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

• Among other things, these rules prohibit exercising options or selling Valmont common stock received in connection with your services as a director or executive officer or reinvesting dividends received thereon.

• Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me (402-963-1020) before engaging in any transaction involving Valmont’s equity securities during the Blackout Period. These rules apply in addition to the trading restrictions under the Valmont’s insider trading policy.

If you have any questions about the Blackout Period, its beginning or ending dates or the information in this notice, please feel free to contact me at 402-963-1020.